Exhibit 99.1

Texas United Bancshares Reports 2005 First Quarter Net Income of $2.8

Million, or $0.35 Per Diluted Share

LA GRANGE, Texas, April 26, 2005 — Texas United Bancshares, Inc. (Nasdaq: TXUI), a community banking organization located in central and south central Texas and in areas north and south of the Dallas-Fort Worth metroplex, reported net income for the first quarter of 2005 of $2.8 million, an increase of 79.0 percent compared with $1.6 million for the first quarter of 2004 and an increase of 96.1 percent compared with the $1.4 million for the fourth quarter of 2004. The increase in the first quarter of 2005 compared with the same period in 2004 is primarily due to the acquisitions of Community Home Loan, Inc., on February 5, 2004, the Central Bank branches on July 30, 2004, and GNB Bancshares, Inc., on October 1, 2004. In addition, the increase in net income is also attributed to an improvement in the net interest margin and an increase in non-interest income.

Diluted earnings per share for the first quarter of 2005 were $0.35 compared with $0.37 and $0.18, respectively, for the first and fourth quarters of 2004. Per share results for the fourth quarter of 2004 and first quarter of 2005 reflect the sale of 2,300,000 shares of common stock through a public offering in August 2004 and the issuance of approximately 1,457,000 shares in connection with the acquisition of GNB Bancshares, Inc. in October 2004. Weighted average diluted shares outstanding for the first quarter of 2005 were 7,968,000 compared with 4,193,000 weighted average diluted shares outstanding for the same period in 2004.

Don Stricklin, President and CEO, commented, “We are extremely pleased with our first quarter results. We worked hard to assimilate our fourth quarter 2004 acquisition of GNB Bancshares, and we are very satisfied with our progress. GNB Financial, one of our two banking subsidiaries, was a strong performer this past quarter.”

Net interest income for the first quarter of 2005 was $12.5 million compared with $11.6 million for the fourth quarter of 2004, an increase of 8.1 percent, primarily due to a 2.5 percent increase in average earning assets as a result of the GNB Bancshares acquisition combined with a 35 basis point improvement in the net interest margin to 5.05 percent. Net interest income for the first quarter of 2004 was $6.7 million. Mr. Stricklin noted, “Our net interest income has benefited from our recent acquisition of GNB Bancshares, which contributed quality earning assets and low-cost core deposits, as well as strong loan volume over the previous two quarters and our ability to control deposit cost in our markets.”

Noninterest income for the first quarter of 2005 was $5.9 million, an increase of 26.8 percent compared with the $4.6 million for the fourth quarter of 2004. The $1.3 million improvement primarily reflects $550,000 premiums received on the sale of SBA loans, commissions on investment products, and service charges on deposit accounts.

Noninterest expense was $13.4 million for the first quarter of 2005, unchanged from the fourth quarter of 2004. During the first quarter of 2005, Texas United announced the beginning of construction of three full-service banking centers, two in Bryan-College Station and one in Magnolia (part of the Houston metropolitan area), which are all scheduled for completion during the third quarter of 2005. Over the past five quarters, Texas United also expanded its mortgage banking activities and acquired GNB Bancshares and the two Central Bank branches. For the first quarter of 2005, the efficiency ratio improved to 73.42 percent compared with 82.94 percent for the fourth quarter of 2004.

Net charge-offs were $476,000 for the first quarter of 2005, or 0.27 percent of average loans compared with $456,000, or 0.27 percent of average loans for the fourth quarter of 2004, and net recoveries of $50,000 or 0.01 percent of average loans for the first quarter of 2004. Nonperforming assets were 0.33 percent of total assets at March 31, 2005, compared with 0.33 percent at December 31, 2004 and 0.37 percent at March 31, 2004. The loan loss allowance was 0.96 percent of total loans at March 31, 2005.

Total assets were $1.2 billion at March 31, 2005, up $38.8 million or 3.4 percent from December 31, 2004. Since year-end, loans have grown $32.2 million or 4.6 percent, with growth notably strong in the residential real estate sector (up $14.4 million or 7.5 percent) and the commercial real estate sector (up $9.8 million or 4.4 percent). While deposits have remained stable since December 31, 2004, Texas United utilized federal funds purchased to fund loan growth. Since year-end, non-interest bearing deposits increased $5.3 million or 2.8 percent. At March 31, 2005, non-interest bearing deposits represented 21.9 percent of total deposits compared with 21.3 percent at December 31, 2004.

Shareholders’ equity at March 31, 2005 was $104.2 million, a decrease of $752,000 or 0.7% from the $104.9 million at December 31, 2004. The decrease is attributed to an unrealized loss adjustment on available for sale securities in the first quarter of 2005 of $2.9 million and dividends payable of $624,000, partially offset by earnings retention of $2.8 million.

About the Company

Texas United Bancshares, Inc. is a registered financial holding company listed on the Nasdaq National Market under the symbol “TXUI”. Texas United operates through two wholly-owned subsidiary banks, State Bank and GNB Financial, n.a., and offers a complete range of banking services through 20 full service State Bank banking centers located in the greater central and south central Texas areas and seven full service GNB Financial banking centers located in Cooke, Denton and Ellis counties in Texas. In addition, State Bank has 18 mortgage loan production offices located in Houston, San Antonio and Austin through the Bank and its wholly-owned subsidiary, Community Home Loan, Inc.

Forward-Looking Statements

Except for historical information, certain of the matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets Texas United serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in the interest rate environment which could reduce Texas United’s net interest margin; acquisition integration may be more difficult than anticipated; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in accounting principles, policies or guidelines. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in Texas United’s reports and registration statements filed with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

Texas United Bancshares
First Quarter 2005 Results

TEXAS UNITED BANCSHARES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)
(Unaudited)

	Quarterly					Year ended December 31,
	2005 1st Qtr	2004 4th Qtr	2004 3rd Qtr	2004 2nd Qtr	2004 1st Qtr	2004	2003
EARNINGS
Net interest income	$12,505	$11,571	$8,191	$7,148	$6,664	$33,574	$26,223
Provision for loan losses	722	700	700	300	150	1,850	2,900
NonInterest income	5,851	4,616	5,008	4,667	3,904	18,195	13,804
NonInterest expense	13,439	13,426	10,289	9,196	8,150	41,061	29,992
Net income	2,802	1,429	1,561	1,495	1,565	6,050	5,241
Basic earnings per share	0.36	0.18	0.30	0.37	0.39	1.15	1.31
Diluted earnings per share	0.35	0.18	0.29	0.36	0.37	1.11	1.26
Weighted average basic shares outstanding (in 000's)	7,798	7,776	5,249	4,020	4,010	5,264	3,984
Weighted average diluted shares outstanding (in 000's)	7,968	7,953	5,421	4,200	4,193	5,442	4,149

PERFORMANCE RATIOS
Return on average assets	0.97%	0.50%	0.76%	0.83%	0.97%	0.74%	0.86%
Return on average equity	10.66%	5.40%	10.35%	15.75%	15.99%	9.97%	14.12%
Net interest margin	5.05%	4.70%	4.42%	4.46%	4.63%	4.56%	4.81%
Efficiency ratio	73.42%	82.94%	77.95%	78.01%	77.69%	79.49%	77.33%
Full-time equivalent employees	557	522	409	377	369	522	313

CAPITAL
Average equity to average assets	9.08%	9.34%	7.39%	5.30%	6.28%	7.43%	6.07%
Tier 1 leverage capital ratio	7.10%	7.08%	9.07%	6.04%	6.46%	7.08%	6.46%
Tier 1 risk-based capital ratio	9.96%	10.40%	13.53%	8.88%	9.61%	10.40%	9.54%
Total risk-based capital ratio	10.83%	11.31%	14.39%	9.74%	10.56%	11.31%	10.47%
Book value per share	$13.35	$13.44	$12.43	$9.34	$10.17	$13.44	$9.49
Cash dividend per share	0.08	0.07	0.07	0.07	0.07	0.28	0.28

ASSET QUALITY
Gross charge-offs	$684	$621	$449	$392	$244	$1,706	$3,238
Net charge-offs (recoveries)	476	456	287	271	(50)	964	2,303
Net charge-offs (recoveries) to average loans	0.27%	0.27%	0.24%	0.26%	(0.01)%	0.19%	0.61%
Allowance for loan losses	$6,931	$6,685	$4,535	$4,122	$4,093	$6,685	$3,893
Allowance for loan losses to total loans	0.96%	0.96%	0.91%	0.95%	1.01%	0.96%	1.01%
Nonperforming loans	$3,208	$2,970	$1,978	$976	$2,073	$2,970	$1,988
Other real estate and repossessed assets	641	843	586	1,672	333	843	273
Nonperforming assets to total assets	0.33%	0.33%	0.31%	0.35%	0.37%	0.33%	0.35%

END OF PERIOD BALANCES
Loans	$725,724	$693,548	$498,632	$435,128	$406,840	$693,548	$384,331
Total earning assets (before allowance)	1,035,947	999,194	754,385	676,414	589,071	999,194	568,878
Total assets	1,180,166	1,141,366	839,327	751,631	658,720	1,141,366	637,684
Deposits	880,306	880,075	688,899	567,440	536,749	880,075	501,136
Shareholders' equity	104,177	104,812	78,653	37,570	40,845	104,812	37,987

AVERAGE BALANCES
Loans	$699,763	$679,149	$476,826	$424,805	$391,820	$493,490	$376,988
Total earning assets (before allowance)	1,004,551	980,258	736,516	645,214	578,730	735,847	544,778
Total assets	1,157,872	1,128,209	811,834	716,168	650,610	816,705	611,645
Deposits	884,117	890,913	664,560	561,454	517,475	639,850	486,441
Shareholders' equity	105,190	105,320	59,999	37,960	39,373	60,663	37,112

Texas United Bancshares
First Quarter 2005 Results

TEXAS UNITED BANCSHARES
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands)

	THREE MONTHS ENDED March 31, 2005	THREE MONTHS ENDED March 31, 2004	YEAR ENDED December 31, 2004	YEAR ENDED December 31, 2003
	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans	$14,105	$7,517	$37,710	$30,295
Investment securities	2,864	1,685	8,597	6,315
Federal funds sold	8	4	30	91

Total interest income	16,977	9,206	46,337	36,701
INTEREST EXPENSE
Deposits	3,077	1,789	9,223	7,487
Federal funds purchased	196	14	194	128
Junior subordinated deferrable interest debentures	390	266	1,189	746
Borrowings	809	473	2,157	2,117

Total interest expense	4,472	2,542	12,763	10,478

Net interest income	12,505	6,664	33,574	26,223
Provision for loan losses	722	150	1,850	2,900

Net interest income after provision for loan losses	11,783	6,514	31,724	23,323
NONINTEREST INCOME
Service charges on deposit accounts	1,834	1,597	6,931	6,753
Mortgage servicing revenue	296	208	888	2,247
Net (loss) gain on sales of securities	(38)	77	114	1,244
Net gain on sale of loans from CHL, Inc.	1,642	1,238	7,452	—
Other noninterest income	2,117	784	2,810	3,560

Total noninterest income	5,851	3,904	18,195	13,804
NONINTEREST EXPENSE
Salaries and benefits	7,061	4,274	23,798	16,689
Occupancy	1,805	1,088	5,596	4,621
Other noninterest expense	4,573	2,788	11,667	8,682

Total noninterest expense	13,439	8,150	41,061	29,992

Earnings before provision for income tax expense	4,195	2,268	8,858	7,135
Provision for income tax expense	1,393	703	2,808	1,894

Net earnings	$2,802	$1,565	$6,050	$5,241

Texas United Bancshares
First Quarter 2005 Results

TEXAS UNITED BANCSHARES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash and due from banks	$34,334	$36,752
Federal funds sold	5,235	4,015

Total cash and cash equivalents	39,569	40,767
Securities available for sale, at fair value	304,988	301,631
Total loans, including loans held for sale	725,724	693,548
Allowance for loan losses	(6,931)	(6,685)

Total loans, net	718,793	686,863
Premises and equipment, net	40,983	39,730
Accrued interest receivable	5,311	5,214
Goodwill	40,117	40,117
Core deposit intangibles, net	5,155	5,341
Mortgage servicing rights, net	4,740	4,698
Other assets	20,510	17,005

Total assets	$1,180,166	$1,141,366

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$192,727	$187,454
Interest-bearing	687,579	692,621

Total deposits	880,306	880,075
Securities sold under agreement to repurchase	5,243	6,291
Federal funds purchased	53,825	15,125
Junior subordinated deferrable interest debentures	17,520	17,520
Borrowings	107,593	105,940
Other liabilities	11,502	11,603

Total liabilities	1,075,989	1,036,554

SHAREHOLDERS' EQUITY
Common stock	7,811	7,802
Additional paid-in capital	75,976	75,935
Retained earnings	24,099	21,921
Accumulated other comprehensive (loss) income	(3,592)	(729)
Less treasury stock, at cost	(117)	(117)

Total shareholders' equity	104,177	104,812

Total liabilities and shareholders' equity	$1,180,166	$1,141,366